Exhibit 10.1

MOVADO GROUP, INC.,

MOVADO GROUP DELAWARE HOLDINGS CORPORATION,

MOVADO LLC and

MOVADO RETAIL GROUP, INC.,

as Borrowers

______________________________________________________________________________

______________________________________________________________________________

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of July 17, 2009

$55,000,000

______________________________________________________________________________

______________________________________________________________________________

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Agent

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1.	Definitions	1
1.2.	Accounting Terms	24
1.3.	Uniform Commercial Code	24
1.4.	Certain Matters of Construction	24
1.5.	Certain Calculations	25
Section 2.	CREDIT FACILITIES	25
2.1.	Revolver Commitment	25
2.2.	Reserved	26
2.3.	Letter of Credit Facility	26
Section 3.	INTEREST, FEES AND CHARGES	28
3.1.	Interest	28
3.2.	Fees	30
3.3.	Computation of Interest, Fees, Yield Protection	30
3.4.	Reimbursement Obligations	30
3.5.	Illegality	31
3.6.	Inability to Determine Rates	31
3.7.	Increased Costs; Capital Adequacy	31
3.8.	Mitigation	32
3.9.	Funding Losses	32
3.10.	Maximum Interest	33
Section 4.	LOAN ADMINISTRATION	33
4.1.	Manner of Borrowing and Funding Revolver Loans	33
4.2.	Defaulting Lender	34
4.3.	Number and Amount of LIBOR Loans; Determination of Rate	35
4.4.	Borrower Agent	35
4.5.	One Obligation	35
4.6.	Effect of Termination	35
Section 5.	PAYMENTS	35
5.1.	General Payment Provisions	36
5.2.	Repayment and Prepayment	36
5.3.	Reserved	36
5.4.	Payment of Other Obligations	36
5.5.	Marshaling; Payments Set Aside	36
5.6.	Post-Default Allocation of Payments	36
5.7.	Application of Payments	37
5.8.	Loan Account; Account Stated	37
5.9.	Taxes	38
5.10.	Foreign Lenders	38
5.11.	Nature and Extent of Each Borrower’s Liability	39
Section 6.	CONDITIONS PRECEDENT	41
6.1.	Conditions Precedent to Effectiveness	41
6.2.	Conditions Precedent to All Credit Extensions	42
6.3.	Limited Waiver of Conditions Precedent	42
Section 7.	COLLATERAL	43
7.1.	Grant of Security Interest	43
7.2.	Lien on Deposit Accounts; Cash Collateral	44
7.3.	Reserved	44
7.4.	Other Collateral	44

7.5.	No Assumption of Liability	45
7.6.	Further Assurances	45
Section 8.	COLLATERAL ADMINISTRATION	45
8.1.	Borrowing Base Certificates	45
8.2.	Administration of Accounts	45
8.3.	Administration of Inventory	46
8.4.	Administration of Equipment	46
8.5.	Administration of Deposit Accounts	47
8.6.	General Provisions	47
8.7.	Power of Attorney	48
Section 9.	REPRESENTATIONS AND WARRANTIES	49
9.1.	General Representations and Warranties	49
9.2.	Complete Disclosure	54
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	54
10.1.	Affirmative Covenants	54
10.2.	Negative Covenants	57
10.3.	Financial Covenants	62
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	62
11.1.	Events of Default	62
11.2.	Remedies upon Default	64
11.3.	License	64
11.4.	Setoff	65
11.5.	Remedies Cumulative; No Waiver	65
Section 12.	AGENT	65
12.1.	Appointment, Authority and Duties of Agent	65
12.2.	Agreements Regarding Collateral and Field Examination Reports	66
12.3.	Reliance By Agent	67
12.4.	Action Upon Default	67
12.5.	Ratable Sharing	67
12.6.	Indemnification of Agent Indemnitees	67
12.7.	Limitation on Responsibilities of Agent	68
12.8.	Successor Agent and Co-Agents	68
12.9.	Due Diligence and Non-Reliance	69
12.10.	Replacement of Certain Lenders	69
12.11.	Remittance of Payments and Collections	69
12.12.	Agent in its Individual Capacity	70
12.13.	Agent Titles	70
12.14.	No Third Party Beneficiaries	70
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	70
13.1.	Successors and Assigns	70
13.2.	Participations	71
13.3.	Assignments	71
Section 14.	MISCELLANEOUS	72
14.1.	Consents, Amendments and Waivers	72
14.2.	Indemnity	73
14.3.	Notices and Communications	73
14.4.	Performance of Borrowers’ Obligations	74
14.5.	Credit Inquiries	74
14.6.	Severability	74
14.7.	Cumulative Effect; Conflict of Terms	74

(ii)

14.8.	Counterparts	74
14.9.	Entire Agreement	74
14.10.	Relationship with Lenders	75
14.11.	No Advisory or Fiduciary Responsibility	75
14.12.	Confidentiality	75
14.13.	Reserved	76
14.14.	GOVERNING LAW	76
14.15.	Consent to Forum	76
14.16.	Waivers by Borrowers	76
14.17.	Release of Collateral	76
14.18.	Patriot Act Notice	77
Section 15.	ACKNOWLEDGMENT AND RESTATEMENT	77
15.1.	Existing Obligations	77
15.2.	Acknowledgment of Security Interests	77
15.3.	Existing Agreement	77
15.4.	Restatement	77
15.5.	Release	78

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Reserved
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Borrowing Base Certificate
Exhibit F	Compliance Certificate
Exhibit G	Notice of Borrowing
Exhibit H	Notice of Conversion/Continuation
Exhibit I	Patent and Trademark Security Agreement
Exhibit J	Pledge Agreement
Schedule 1.1	Commitments of Lenders
Schedule 1.1a	Certain Assets
Schedule 1.1b	Licenses
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(iii)

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is dated as of July 17, 2009, among MOVADO GROUP, INC., a New York corporation (“Group”), MOVADO GROUP DELAWARE HOLDINGS CORPORATION, a Delaware corporation (“DE Holdings”), MOVADO LLC, a Delaware limited liability company (“LLC”), MOVADO RETAIL GROUP, INC., a New Jersey corporation (“Retail”, and together with Group, DE Holdings and LLC, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers, Lenders and Agent have entered into the Loan and Security Agreement, dated as of June 5, 2009, among Borrowers, Lenders and Agent, as heretofore amended (the “Existing Agreement”), to finance Borrowers’ mutual and collective business enterprise. Borrowers have requested that Agent and Lenders amend and restate the Existing Agreement, and Agent and Lenders are willing to do so on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.	DEFINITIONS; RULES OF CONSTRUCTION
1.1.	Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: on any date of determination, 85% of the Value of Eligible Accounts on such date.

Acquisition: any acquisition by a Borrower or a Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent in connection with the transactions contemplated by the Loan Documents.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: with respect to any Person, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by average Availability for the Fiscal Quarter then most recently ended (as determined by Agent):

Level	Average Availability	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Less than or equal to $5,000,000	3.50%	4.50%
II	Greater than $5,000,000 and less than or equal to $12,500,000	3.25%	4.25%
III	Greater than $12,500,000	3.00%	4.00%

Until July 17, 2010, margins shall be determined as if Level II were applicable. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is (i) a Person administered or managed by a Lender, (ii) an entity that administers or manages a Lender, or (iii) an Affiliate of either of the foregoing.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.

Availability: on any date, the Borrowing Base on such date minus the principal balance of all Revolver Loans outstanding on such date.

Availability Block: (a) $10,000,000 through the Block Release Date; provided, that, on any date of determination prior to the Block Release Date, the Availability Block shall be reduced by an amount equal to the amount by which (i) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (ii) the aggregate amount of Revolver Commitments on such date; provided, that in no event shall any such reduction exceed $5,000,000, and (b) $0 from and after the Block Release Date.

Availability Reserve: on any date, the sum (without duplication) of each of the following on such date: (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that is Inventory or Accounts that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Dilution Reserve; (h) the Warranty Reserve; (i) the Availability Block; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time. Notwithstanding anything to the contrary contained herein, the Availability Reserve on any date of determination may, in Agent’s sole and absolute discretion, be reduced by an amount not to exceed the amount by which (i) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (ii) the aggregate amount of Revolver Commitments on such date.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Guarantor by any Lender or any Affiliate of a Lender: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Guarantor, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its reasonable discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any date of determination, the greatest of (a) the rate of interest in effect for such day as announced by Bank of America from time to time as its “prime rate”, (b) the Federal Funds Rate, plus 0.50% per annum, and (c) LIBOR for an Interest Period of one month commencing on such date, plus 1.00% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Block Release Date: the later of (a) the first anniversary of the Closing Date and (b) the earliest date on which Borrowers shall have delivered to Agent a Compliance Certificate pursuant to Section 10.1.2(d) which evidences, for the four (4) Fiscal Quarter period ending on the last day of the fiscal period to which such Compliance Certificate relates, a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.0 and Domestic EBITDA greater than or equal to $10,000,000.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments on such date, minus the LC Reserve on such date, minus the Availability Block on such date; or (b) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date, minus the Availability Reserve on such date.

Borrowing Base Certificate: a certificate by which Borrowers certify calculation of the Borrowing Base, in the form of Exhibit E.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: for any period, the dollar amount of gross expenditures (including obligations under Capital Leases) during such period made by any Borrower or Subsidiary for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto that are required to be capitalized under, and determined in accordance with, GAAP; provided, that any such expenditure made with insurance or condemnation proceeds shall not be deemed to be a Capital Expenditure for purposes of the limitations set forth in Section 10.2.3.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its reasonable discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate outstanding LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products, but excluding unasserted indemnification rights which, by their terms survive termination of this Agreement or any other Loan Document), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than (i) $7,500,000 (which amount on any date of determination shall be reduced by an amount equal to the amount by which (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (B) the aggregate amount of Revolver Commitments on such date; provided, that in no event shall any such reduction exceed $5,000,000) at any time prior to the Block Release Date and (ii) $15,000,000 at any time on or after the Block Release Date; and (b) continuing until the last day of the first period of 45 consecutive days during which no Event of Default has existed and Availability has been greater than (i) $7,500,000 (which amount on any date of determination shall be reduced by an amount equal to the amount by which (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (B) the aggregate amount of Revolver Commitments on such date; provided, that in no event shall any such reduction exceed $5,000,000) at all times prior to the Block Release Date and (ii) $15,000,000 at all times on and after the Block Release Date.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and, (f) with respect to Foreign Subsidiaries, any obligations, instruments or documents reasonably equivalent to any of the foregoing, as set forth in Group’s investment policy in effect from time to time, a copy of which shall be delivered to, and which shall be reasonably acceptable to, Agent.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: (a) Group ceases to own and control, beneficially and of record, directly or indirectly, all outstanding Equity Interests in all Borrowers other than Group; (b) members of the Grinberg Family cease to own and control, beneficially and of record, at least thirty percent (30%) of the total voting power of the outstanding Equity Interests of Group; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a greater percentage of the total voting power of the outstanding Equity Interests of Group than the percentage of the total voting power of the outstanding Equity Interests of Group then “beneficially owned” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, by the members of the Grinberg Family; (d) Continuing Directors cease to be a majority of the members of the board of directors of Group; or (e) all or substantially all of a Borrower’s assets are sold or transferred, other than sale or transfer to another Borrower.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable out-of-pocket attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable, out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: June 5, 2009.

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1(a), all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations, but excluding any property described in Section 7.1(b).

Commitment: at any date of determination, for any Lender, the aggregate amount of such Lender’s Revolver Commitment on such date. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate by which Borrowers certify compliance with Sections 10.2.3 and 10.3, in the form of Exhibit F.

Consolidated Fixed Charge Coverage Ratio: for any period of four consecutive Fiscal Quarters, the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA for such period minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) for such period, to (b) Fixed Charges for such period.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Directors: the directors of Group on the Closing Date and each other director whose nomination for election to the board of directors of Group is recommended by at least a majority of the then Continuing Directors.

Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it reasonably believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account Control Agreements: the Deposit Account control agreements executed by an institution maintaining a Deposit Account for a Borrower, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, determined based on the most recent field examination, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve: a reserve in amounts established by Agent from time to time in its Credit Judgment to reflect that the Dilution Percent is or is reasonably anticipated to be greater than five percent

(5%).

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Borrowed Money to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Domestic EBITDA: for any period, determined on a consolidated basis for Borrowers and Subsidiaries (other than Foreign Subsidiaries), net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, and excluding any and all of the following to the extent included in the determination of net income: (i) gains or losses arising from the sale of capital assets, (ii) gains or losses arising from the write-up or write-down of assets, (iii) the non-cash effect of a change in accounting principles or other pronouncement, (iv) non-cash write-offs in respect of unamortized debt issuance costs and (v) gain and loss from extraordinary items.

Domestic Subsidiary: any Subsidiary other than a Foreign Subsidiary.

Dominion Account: a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Cash Dominion Trigger Period.

EBITDA: for any period, determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, and excluding any and all of the following to the extent included in the determination of net income: (i) gains or losses arising from the sale of capital assets, (ii) gains or losses arising from the write-up or write-down of assets, (iii) the non-cash effect of a change in accounting principles or other pronouncement, (iv) non-cash write-offs in respect of unamortized debt issuance costs and (v) gain and loss from extraordinary items.

EBITDA Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than (i) $10,000,000 (which amount on any date of determination shall be reduced by an amount equal to the amount by which (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (B) the aggregate amount of Revolver Commitments on such date; provided, that in no event shall any such reduction exceed $5,000,000) at any time prior to the Block Release Date and (ii) $15,000,000 at any time on or after the Block Release Date; and (b) continuing until the last day of the first period of 90 consecutive days during which no Event of Default has existed and Availability has been greater than (i) $10,000,000 (which amount on any date of determination shall be reduced by an amount equal to the amount by which (A) the sum of the Accounts Formula Amount on such date, plus the Inventory Formula Amount on such date exceeds (B) the aggregate amount of Revolver Commitments on such date; provided, that in no event shall any such reduction exceed $5,000,000) at all times prior to the Block Release Date and (ii) $15,000,000 at all times on and after the Block Release Date.

Effective Date: as defined inSection 6.1

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account (unless Agent in its sole discretion elects otherwise) if (a) it is unpaid for more than 60days after the original due date, or more than 180days after the original invoice date; (b) 50% or more of the Accounts owing by the

Account Debtor are not Eligible Accounts under clause (a); (c) when aggregated with other Accounts owing by the Account Debtor and its Affiliates, it exceeds 15% of the aggregate Eligible Accounts (but only to the extent of the excess above such 15% threshold); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada and, (i) when aggregated with other Accounts owing by the Account Debtor and other Account Debtors organized or having their respective principal offices or assets outside the United States or Canada, such aggregate amount exceeds $3,000,000 (provided, that only the amount in excess of $3,000,000 is ineligible) or (ii) the sale is on letter of credit or acceptance terms acceptable to Agent in its Credit Judgment; (h) it is owing by a Governmental Authority (other than a Governmental Authority associated with a foreign entity or government) and, when aggregated with other Accounts owing by such Governmental Authorities, it exceeds $2,000,000 (or such lesser amount determined by Agent in its Credit Judgment, but in no event less than $1,000,000), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien other than a Lien permitted under Section 10.2.2(c); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended other than in the Ordinary Course of Business, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment has been provided by the assigning Lender in accordance with Section 13.3), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory (unless Agent in its sole discretion elects otherwise) unless it (a) is finished goods, and not watch components (unless an appraiser acceptable to Agent has ascribed a Value thereto pursuant to an appraisal acceptable to Agent in its sole discretion), raw materials, work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (d) conforms with the covenants and representations herein; (e) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than a Lien permitted under Section 10.2.2(c)); (f) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (g) is not subject to any warehouse receipt or negotiable Document; (h) is not subject to any arrangement (other than a License set forth on Schedule 1.1b, as such License is in effect on the Closing Date) that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; and (i) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (j) is reflected in the details of a current perpetual inventory report.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in another Person.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the imposition of any material liability which remains unsatisfied, resulting from a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any required funding obligations with respect to any Pension Plan or required contribution with respect to any Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined inSection 11.

Excluded Deposit Accounts: as defined in Section 8.5.

Excluded Equity: means any Voting Stock in excess of 65% of the total outstanding Voting Stock of any Foreign Subsidiary. For the purposes of this definition, “Voting Stock” means, as to any issuer, the issued and outstanding shares of each class of capital stock or other ownership interests of such issuer entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)).

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located; and (c) in the case of a Foreign Lender (other than an assignee pursuant to Section 3.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.9.

Existing Agreement: as defined in the Recitals to this Agreement.

Extraordinary Expenses: all out-of-pocket costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such out-of-pocket costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FCCR Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than $15,000,000; and (b) continuing until the last day of the first period of 90 consecutive days during which no Event of Default has existed (or, if earlier, the day on which such Event of Default has been waived in accordance herewith) and Availability has been greater than $15,000,000 at all times; provided, that no FCCR Covenant Trigger Period shall occur prior to the Block Release Date.

Federal Funds Rate: for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day;

provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as reasonably determined by the Agent.

Fee Letter: the fee letter agreement among Bank of America, Bank of America Securities LLC and Group.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year and the first day of the fourth, seventh and tenth calendar month thereafter.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on January 31 of each year.

Fixed Charges: for any period, the sum of cash interest expense, scheduled principal payments made on Borrowed Money, cash taxes paid and Distributions made during such period.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan: any employee pension plan (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a direct or indirect Subsidiary of a Borrower that is not incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Agent, in the amount of required Cash Collateral), provided, that no Cash Collateralization shall be required for “Full Payment” to have occurred with respect to unasserted indemnification rights which, by their terms survive termination of this Agreement or any other Loan Document; and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Grinberg Family: Efraim Grinberg, his siblings and children and the spouses, heirs and estates of any of such foregoing Persons and shall include, without limitation any trusts of which any such Persons are trustees, either alone or with others, and/or beneficiaries, and any partnerships, limited partnerships, limited liability companies, corporations or other entities (“Entities”) of which any of such Persons is a general partner or managing member or otherwise controls such Entity directly or indirectly through other Entities.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: each Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: a collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under key-man life, business interruption or other insurance policies as Agent deems reasonably appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related applications and registrations; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: on any date of determination, the lesser of (i) 80% of the Value of Eligible Inventory on such date and (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory on such date.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks and that have not already been taken into account in determining the Borrowing Base or another reserve.

Investment: any acquisition by a Person of all or substantially all assets of another Person; any acquisition by a Person of record or beneficial ownership of any Equity Interests of another Person; or any advance or capital contribution by a Person to or other investment in another Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: as of any date of determination, the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit as of such date; (b) the stated amount of all outstanding Letters of Credit as of such date; and (c) all fees and other amounts owing with respect to Letters of Credit as of such date.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: as of any date of determination, the aggregate outstanding amount of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting fees and other amounts owing with respect to Letters of Credit.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: for any Lender, the office of such Lender designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent as the office by which its Loans are to be made and maintained.

Letter of Credit: any standby or documentary letter of credit issued pursuant to Section 2.3 by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $15,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the greater of (a) 2.0% per annum and (b) the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source reasonably designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of such LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits at any time in which LIBOR is calculated pursuant to clause (b) in the immediately preceding sentence, then LIBOR shall be the foregoing rate set forth in such clause (b), divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property owned by another Person in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business, other than any “shrink-wrap” or “click-through” licenses or agreements in respect of commercially available, mass market software.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property pursuant to a License.

Lien: any Person’s interest in Property of another Person securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on (a) the business, operations, Properties, prospects or condition (financial or otherwise) of the Obligors (taken as a whole), (b) the value of any material Collateral, (c) the enforceability of any Loan Documents, (d) the validity or priority of Agent’s Liens on any material portion of the Collateral, (e) the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations, or (f) the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Guarantor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of obligations secured by a Permitted Lien on Collateral sold; (c) transfer or similar taxes paid or payable in connection with such Asset Disposition and (d) reserves for indemnities and adjustments in purchase price, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in the form of Exhibit G.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in the form of Exhibit H.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, partnership agreement, certificate of partnership, certificate of formation, or similar agreement or instrument governing the formation or organization of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patent and Trademark Security Agreement: the Patent and Trademark Security Agreement substantially in the form of Exhibit I.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition, so long as: (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual; (b) no Debt will be incurred, assumed, or would exist with respect to Borrowers or their Subsidiaries as a result of such Acquisition, other than Debt permitted under Section 10.2.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrowers or their Subsidiaries as a result or such Acquisition other than Permitted Liens; (c) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries would have been in compliance with the financial covenants in Section 10.3 for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of consummation of such proposed Acquisition for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable; (d) Borrowers have provided Agent with a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent; (e) upon giving effect to the proposed Acquisition, (i) the Consolidated Fixed Charge Coverage Ratio is greater than 1.25 to 1.0, (ii) Domestic EBITDA is greater than $0 and (iii) pro forma Availability is greater than the product of (A) 0.25, multiplied by (B) the lesser of (1) the aggregate amount of Revolver Commitments or (2) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve; (f) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days (or such shorter period as Agent may agree) prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent; (g) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto; (h) with respect to any Borrower or Domestic

Subsidiary, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; (i) with respect to any Foreign Subsidiary, (i) the Acquisition occurs at a time on or after the Block Release Date and (ii) the assets being acquired are located outside the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located outside the United States, provided, that the aggregate amount of consideration for all such Acquisitions does not exceed $20,000,000 prior to the Revolver Termination Date; and (j) the applicable Obligor shall have complied with Section 7.6 or 10.2.10, as applicable.

Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business, (b) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, (c) a disposition among Borrowers and Guarantors, a disposition among the Foreign Subsidiaries or a disposition by a Foreign Subsidiary to a Borrower or Guarantor, (d) a disposition of Cash Equivalents in the Ordinary Course of Business, or (e) as long as no Default or Event of Default exists and all Net Proceeds are deposited into a Dominion Account, (i) a termination of a lease of real or personal Property that (A) is not necessary for the Ordinary Course of Business, (B) could not reasonably be expected to have a Material Adverse Effect and (C) does not result from an Obligor’s default; (ii) approved in writing by Agent and Required Lenders; or (iii) any of the following, so long as the assets disposed of during any 12 month period have an aggregate fair market or book value (whichever is more) of $2,000,000 or less: (A) a disposition of Equipment that is not necessary to the operation of the business of the Borrowers and Subsidiaries, (B) a disposition of Equipment that is replaced with Equipment of like kind and function acquired prior to or substantially concurrently with such disposition, (C) a disposition of Property that is subject to a casualty or condemnation event, (D) subleases of real or personal Property no longer necessary to the operation of the business of Borrowers and Subsidiaries, (E) a sale, assignment, transfer or other disposition of, or cancellation, abandonment or allowing to lapse of, Intellectual Property owned by Borrowers or any of their Subsidiaries and not necessary to the business of Borrowers or any of their Subsidiaries and which could not reasonably be expected to have a Material Adverse Effect; (F) a license or sublicense of Intellectual Property by Borrowers or any of their Subsidiaries to third parties in the Ordinary Course of Business; (G) a disposition of interests in joint ventures in accordance with customary buy-sell provisions of the applicable joint venture agreement; (H) a Resale Transaction, (I) any transaction permitted by Section 10.2.9, and (J) a disposition of any of the assets listed on Schedule 1.1a.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, leases, licenses, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $5,000,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Foreign Subsidiary Debt: Debt of Foreign Subsidiaries that is not guaranteed by any Borrower or Guarantor, as long as the aggregate outstanding principal amount thereof does not exceed $40,000,000 at any time.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $10,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any Pension Plan or Multiemployer Plan.

Pledge Agreement: the Pledge Agreement substantially in the form of Exhibit J.

Private Placement Notes: collectively, (a) those certain Series A Senior Notes issued by Group pursuant to the Note Purchase and Private Shelf Agreement, dated November 30, 1998, between Group and Prudential, as amended, and (b) those certain 4.79% Senior Series A-2004 Notes due 2011 issued by Group pursuant to the Note Purchase and Private Shelf Agreement, dated March 21, 2001, between Group, Prudential and certain Affiliates of Prudential, as amended.

Pro Rata: with respect to any Lender on any date, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment on such date by the aggregate amount of all Revolver Commitments on such date; and (b) at any other time, by dividing the aggregate outstanding principal amount of such Lender’s Loans and LC Obligations on such date by the aggregate outstanding principal amount of all outstanding Loans and LC Obligations on such date.

Properly Contested: with respect to any obligation of any Borrower or Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of such Person; (e) no Lien is imposed on assets of such Person, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order against such Person, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Prudential: The Prudential Insurance Company of America.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets including Debt in respect of Capital Leases; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases except in respect of capitalized interest) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced together with any premium actually paid thereon and reasonable costs and expenses (including underwriting discounts) incurred in connection with such refinancing; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) it has an interest rate no greater than the prevailing market rate of interest; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the representations, covenants and defaults applicable to it are no less favorable, taken as a whole, to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (f) no additional Lien is granted to secure it; (g) no additional Obligor is obligated on such Debt; and (h) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (e) or (g).

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: a reserve equal to the aggregate of (a) all past due rent and other past due amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: with respect to a Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans with an aggregate outstanding principal amount in excess of 50% of the aggregate outstanding principal amount of all outstanding Loans; provided, that, at any time there are fewer than three Lenders, “Required Lenders” shall mean all Lenders (subject to Section 4.2).

Resale Transaction: the sale, transfer or other disposition by any Borrower or Subsidiary of any asset acquired after the Closing Date pursuant to a Permitted Acquisition that is not necessary for the operation of the business of Borrowers and their Subsidiaries; provided that within 180 days after the consummation of such Permitted Acquisition, Agent receives written notice from Borrower identifying such asset with reasonable specificity and stating such that such asset is being held for disposition in a Resale Transaction.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) Permitted Acquisitions; (d) loans and advances permitted under Section 10.2.7; (e) Investments received in satisfaction or partial satisfaction of disputed claims or claims against financially troubled account debtors in the Ordinary Course of Business; (f) Investments made by Agent on behalf of Borrowers with the proceeds of Cash Collateral in accordance with the Loan Documents; (g) Cash Equivalents held by Foreign Subsidiaries; (h) Investments made by a Borrower or Guarantor in another Borrower or Guarantor; (i) Investments made by a Foreign Subsidiary in another Foreign Subsidiary and (j) other Investments not to exceed, during the term of this Agreement, (i) $1,000,000 in the aggregate for Borrowers and Domestic Subsidiaries and (ii) $1,000,000 in the aggregate for Foreign Subsidiaries.

Restrictive Agreement: an agreement (other than a Loan Document) that restricts or prohibits any Borrower, Subsidiary or other Obligor to (i) incur or repay the Obligations, (ii) grant Liens on any assets (provided, that this clause (ii) shall not apply to any Foreign Subsidiary), (iii) make Upstream Payments, (iv) modify, extend or renew any Loan Document or (v) repay any intercompany Borrowed Money owed to a Borrower or other Obligor.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: July 17, 2012.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

SEC: the United States Securities and Exchange Commission and any successor thereto.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Securities Act: the Securities Act of 1933, as amended from time to time, and any successor statute.

Security Documents: the Patent and Trademark Security Agreement, Pledge Agreement, Insurance Assignments, Deposit Account Control Agreements,and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, chief operating officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Subordinated Debt: Debt incurred by a Borrower that (a) is expressly subordinate and junior in right of payment to Full Payment of all Obligations, which subordination terms shall be reasonably satisfactory to Agent, and (b) (i) matures, (ii) is not mandatorily redeemable or redeemable at the option of the holder thereof, in whole or in part, until and (iii) does not have any regularly scheduled payments of principal until, in each case, after the date that is six months after the Revolver Termination Date.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which any Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower or such Subsidiary’s parent entity that is also a Subsidiary of a Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis (or on another basis in accordance with GAAP), and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net, without duplication, of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Warranty Reserve: a reserve established by Agent in its Credit Judgment in respect of future watch repairs.

1.2.      Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Borrowers and Required Lenders to take into account the effects of the change.

1.3.      Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4.      Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise pursuant to methods reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5.      Certain Calculations. With respect to any period during which a Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with (x) the financial covenants set forth in Section 10.3, (y) the test set forth in clauses (e)(i) and (ii) of the definition of “Permitted Acquisition” and (z) other provisions of this Agreement requiring calculation of EBITDA, Domestic EBITDA or Fixed Charge Coverage Ratio, EBITDA shall be calculated with respect to such period on a pro forma basis including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S X promulgated under the Securities Act and as interpreted by the staff of the SEC and set forth in reasonable detail in the applicable Compliance Certificate with respect to any period for which compliance is being calculated that includes the period during which a Subject Transaction occurred or the certificate of a Senior Officer required to be delivered) created by adding the historical combined financial statements of Borrowers to the historical consolidated financial statements of the Person acquired (or the historical financial statements related to the assets acquired) pursuant to such Permitted Acquisition, which shall be reformulated as if such Subject Transaction had been consummated at the beginning of such period.

Section 2.	CREDIT FACILITIES
2.1.	Revolver Commitment.

2.1.1.   Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2.   Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3.   Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4.	Voluntary Reduction or Termination of Revolver Commitments.

(a)        The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 10 days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable unless such termination would have resulted from a refinancing of the credit facility in full, and such refinancing is not consummated or is otherwise delayed. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)       Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 10 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5.   Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on the sooner of three (3) Business Days after Agent’s demand or the third Business Day after any Borrower has knowledge thereof, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent to be continuing, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed, when aggregated with the aggregate principal amount of outstanding Protective Advances under Section 2.1.6, $5,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $3,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.   Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate principal amount, when aggregated with the aggregate principal amount of outstanding Overadvances under Section 2.1.5 (except for Overadvances of the type described in clause (b) of the second sentence of Section 2.1.5), of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2.	Reserved.
2.3.	Letter of Credit Facility.

2.3.1.   Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)        Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)       Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)        Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)       In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.	Reimbursement; Participations.

(a)        If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)       Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided

Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)        The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)       No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3.   Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero or (c) after the Commitment Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

Section 3.	INTEREST, FEES AND CHARGES
3.1.	Interest.
3.1.1.	Rates and Payment of Interest.

(a)        The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)       During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c)        Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month and, for any LIBOR Loan, the last day of its Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.	Application of LIBOR to Outstanding Loans.

(a)        Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)       Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.   Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(a)        the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)       if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)	no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4.   Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists (which notification Agent agrees to give promptly), the obligation of Lenders to make additional

LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.	Fees.

3.2.1.   Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.75% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month; provided, that such percentage rate shall be increased to 1.00% per annum for any month in which the average daily balance of Revolver Loans and stated amount of Letters of Credit is less than 50% of the Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

                                 3.2.2.   LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of outstanding Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.25% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.   Upfront Fees. Borrowers shall pay to Agent, for the benefit of Lenders, the upfront fees described in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder.

3.2.4.   Agent Fees. In consideration of Agent’s service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3.      Computation of Interest, Fees, Yield Protection. Except as otherwise expressly provided in the immediately following sentence, all interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Interest calculated pursuant to clause (a) of the definition of Base Rate set forth in Section 1.1 shall be computed for the actual days elapsed, based on a year of 365 or 366 days, as applicable. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. Unless otherwise required by Applicable Law, all fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth in reasonable detail any amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.      Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all reasonable out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5.      Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist (which notification such Lender agrees to give promptly). Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.      Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders, which instruction Required Lenders shall give promptly) notifies Agent that the circumstances underlying such notice no longer exist. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.	Increased Costs; Capital Adequacy.
3.7.1.	Change in Law. If any Change in Law shall:

(a)        impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b)       subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c)	impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2.   Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.   Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.      Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                3.9.      Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.	LOAN ADMINISTRATION
4.1.	Manner of Borrowing and Funding Revolver Loans.
4.1.1.	Notice of Borrowing.

(a)        Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)       Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)        If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2.   Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro

Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. All fundings of Loans shall be in Dollars.

4.1.3.	Swingline Loans; Settlement.

(a)        Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall be a Base Rate Loan and constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)       To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4.   Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

                   4.2.      Defaulting Lender. If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligationshall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting

Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3.      Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis. No more than ten (10) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

                 4.4.      Borrower Agent. Each Borrower hereby designates Group (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.      One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.      Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations, at which time, except as otherwise provided in this Agreement, Agent shall terminate and release its Liens in the Collateral. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent could reasonably be expected to incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and a Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, deems reasonably necessary to protect against any such damages. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 12, 14.2 and thisSection, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

Section 5.	PAYMENTS
5.1.	General Payment Provisions. All payments of Obligations shall be made in Dollars,

without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2.	Repayment and Prepayment.

                                5.2.1.   Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of three (3) Business Days after Agent’s demand or the third Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base as of such date.

                                5.2.2.   Mandatory Prepayments. During any Cash Dominion Trigger Period, (a) concurrently with any Permitted Asset Disposition of Equipment or Real Estate, Borrowers shall deposit into the Dominion Account an amount equal to the Net Proceeds of such disposition and (b) concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall deposit into the Dominion Account an amount equal to such proceeds, subject to Section 8.6.2.

5.3.	Reserved.

5.4.      Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.      Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.	Post-Default Allocation of Payments.

                                5.6.1.   Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)        first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)	second, to all amounts owing to Agent on Swingline Loans;
(c)	third, to all amounts owing to Issuing Bank on LC Obligations;

(d)       fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)        fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)	sixth, to provide Cash Collateral for outstanding Letters of Credit;
(g)	seventh, to all other Obligations, other than Bank Product Debt;

(h)       eighth, to any Bank Product Debt that is subject in full to any reserve hereunder; and

(i)	last, to any other Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2.   Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.      Application of Payments. During any Cash Dominion Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations that are then due and payable at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds to Obligations that are then due and payable, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.

5.8.	Loan Account; Account Stated.

5.8.1.   Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each

Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2.   Entries Binding. Agent will provide to Borrowers a monthly statement of Loans, payments and other transactions in respect of the Loan Account. Such statement shall be deemed conclusive and binding on Borrowers for all purposes absent manifest error (except for errors discovered by Agent), unless Borrowers notify Agent in writing to the contrary within sixty (60) days after such statement is delivered. In the event a timely written notice of objection is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by such Borrower.

5.9.	Taxes.

5.9.1.   Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment satisfactory to Agent.

5.9.2.  Payment. Borrowers shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error.

5.9.3.   Certain Refunds. If Agent, any Lender or Issuing Bank receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.9, it shall within 30 days from the date of such receipt pay over the amount of such refund to Borrower Agent, net of all reasonable out-of-pocket expenses of Agent, Lender or Issuing Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, that Borrowers, upon the request of Agent, such Lender or Issuing Bank, agree to repay the amount paid over to Borrowers to Agent, such Lender or Issuing Bank in the event Agent, such Lender or Issuing Bank is required to repay such refund to such taxation authority.

5.10.	Foreign Lenders.
5.10.1.	Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent as will enable Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.10.2.  Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

5.11.	Nature and Extent of Each Borrower’s Liability.

5.11.1.  Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.	Waivers.
(a)	Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)       Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.	Extent of Liability; Contribution.

(a)        Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)       If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)	Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4.  Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

                5.11.5.  Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6.	CONDITIONS PRECEDENT

6.1.      Conditions Precedent to Effectiveness. The amendment and restatement of the Existing Agreement pursuant hereto shall not be effective until the date (“Effective Date”) that each of the following conditions has been satisfied:

(a)        Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)       Agent shall have received an omnibus certificate, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the amendment and restatement of the Existing Agreement pursuant hereto, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except for those representations that are already qualified by concepts of materiality or by express thresholds, which shall be true and correct in all respects), except for representations and warranties that expressly relate to an earlier date; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(c)        Agent shall have received an omnibus certificate, in form and substance reasonably satisfactory to it, executed by a duly authorized officer of each Obligor, certifying (i) that such Obligor’s Organic Documents have not been modified from the form thereof attached to the certificate delivered by such Obligor pursuant to Section 6.1(e) of the Existing Agreement on the Closing Date (a “Closing Date Certificate”), and are in full force and effect, and (ii) that the resolutions attached to such Obligor’s Closing Date Certificate are in full force and effect and have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility.

(d)       No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since January 31, 2009.

(e)        Borrowers shall have paid all fees and expenses required to be paid to Agent and Lenders on or prior to the Effective Date.

(f)        Upon giving effect to the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $7,500,000.

(g)       No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that in Agent’s judgment (i) could reasonably be expected to have a Material Adverse Effect; or (ii) could reasonably be expected to materially and adversely affect the Obligations or the transactions contemplated hereby.

(h)       Agent shall be reasonably satisfied that Borrowers have received all governmental and third party consents and approvals as may be appropriate in connection herewith and with the transactions contemplated hereby.

6.2.      Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)        No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)       The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except for those representations that are already qualified by concepts of materiality or by express thresholds, which shall be true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)	All conditions precedent in any other Loan Document shall be satisfied;

(d)       No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and

(e)        With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

6.3.      Limited Waiver of Conditions Precedent. If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

Section 7.	COLLATERAL

                    7.1.      Grant of Security Interest. (a) To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(i)	all Accounts;
(ii)	all Chattel Paper, including electronic chattel paper;
(iii)	all Commercial Tort Claims;
(iv)	all Deposit Accounts;
(v)	all Documents;
(vi)	all General Intangibles, including Intellectual Property;
(vii)	all Goods, including Inventory, Equipment and fixtures;
(viii)	all Instruments;
(ix)	all Investment Property;
(x)	all Letter-of-Credit Rights;
(xi)	all Supporting Obligations;

(xii)          all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(xiii)        all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xiv)       all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

(b)         Notwithstanding anything to the contrary set forth in Section 7.1(a) above, the types or items of Collateral described in such Section shall not include (collectively, the “Excluded Property”): (i) any Excluded Equity, (ii) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or Lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, provided, that the forgoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under the UCC or other Applicable Law or (B) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and Liens upon any rights or interests of any Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts), (iii) any application for a trademark that would be invalidated, canceled, voided or abandoned due to the grant and/or enforcement of such security interest or Lien, including all such United States and foreign trademark applications that are based on an intent-to-use the mark in commerce, unless and until such time that the grant and/or enforcement of the security interest or Lien will not cause such trademark to be invalidated, canceled, voided or abandoned, or (iv) Equipment of Fixtures owned by any Obligor that is subject to a Purchase Money Lien or Capital Lease permitted hereunder, but only to the extent that the contract pursuant to which such Purchase Money Lien is granted or such Capital Lease would prohibit the granting of a Lien on such Equipment or Fixtures pursuant hereto; provided, however that Excluded Property shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property) and provided, further if any Excluded Property would have otherwise have constituted Collateral, when such property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Collateral.

7.2.	Lien on Deposit Accounts; Cash Collateral.

7.2.1.   Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. During any Cash Dominion Trigger Period, each Borrower authorizes and instructs each bank or other depository to deliver to a Dominion Account designated by Agent all balances in each Deposit Account maintained by such Borrower with such depository, as directed by Agent. Each Borrower irrevocably appoints Agent as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2.   Cash Collateral. Any Cash Collateral may be invested, at Agent’s reasonable discretion in consultation with Borrowers, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations. Any Cash Collateral shall be released by Agent upon the cessation of the existence, in Agent’s reasonable judgment, of the event or circumstance in respect of which such Cash Collateral was delivered to Agent.

7.3.	Reserved.
7.4.	Other Collateral.

                                7.4.1.   Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower or Guarantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) and, upon Agent’s request, shall promptly take such actions as Agent reasonably deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.4.2.   Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower or Guarantor obtains any interest in any Collateral (i) consisting of Chattel Paper, Documents, Instruments, Investment Property (other than Securities Entitlements held in a Securities Account that is subject to a control agreement in favor of and reasonably satisfactory to Agent) or Letter-of-Credit Rights, in each case having a value in excess of $500,000 and (ii) consisting of material applied for, registered or issued Intellectual Property and, in each case, upon

Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using commercially reasonable efforts to obtain any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party (other than by consignment or for service), at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent. Concurrently with the delivery of the financial statements required under Section 10.1.2(b), Borrowers shall provide Agent with an update of all applied for, registered or issued Intellectual Property obtained by Borrowers in the Fiscal Quarter then most recently ended.

7.5.      No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6.      Further Assurances. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

Section 8.	COLLATERAL ADMINISTRATION

8.1.      Borrowing Base Certificates. By the 15th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. Agent shall advise Borrower Agent of any such adjustment prior to the making thereof.

8.2.	Administration of Accounts.

8.2.1.   Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount and other information as Agent may reasonably request. If Accounts in an aggregate face amount equal to 5% or more of the face amount of all Accounts in the aggregate cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.   Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3.   Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.   Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.   Proceeds of Collateral. Borrowers shall request in writing and otherwise take all commercially reasonable steps to ensure that all payments on Accounts or Inventory are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account. Notwithstanding anything to the contrary contained herein, cash and Payment Items received at any of Borrowers’ retail or outlet store locations may be deposited in a local Deposit Account in the Ordinary Course of Business; provided, that such Deposit Account shall be swept to a Dominion Account not less frequently than twice per month.

8.3.	Administration of Inventory.

8.3.1.   Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request.

8.3.2.   Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person (other than a Subsidiary), whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000.

8.3.3.   Acquisition, Sale and Maintenance. No Borrower shall acquire or accept, except from another Borrower, any Inventory on consignment or approval, and shall use commercially reasonable efforts to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.	Administration of Equipment.

8.4.1.   Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon reasonable request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.   Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.

8.4.3.   Condition of Equipment. The Equipment necessary to the Borrowers’ business is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment necessary to the Borrowers’ business is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5.      Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers as of the Closing Date, including all Dominion Accounts. Each Borrower and Guarantor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (i) a Deposit Account exclusively used for payroll, payroll taxes or employee benefits, (ii) a disbursement account maintained with any Lender, and (iii) local store or outlet Deposit Accounts containing not more that $100,000 in the aggregate for all such local Deposit Accounts at any time (all of the foregoing, “Excluded Deposit Accounts”)). Each Borrower or Guarantor shall be the sole account holder of each Deposit Account maintained by it and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account maintained by it and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Deposit Account (other than Excluded Deposit Accounts), including obtaining a Deposit Account Control Agreement.

8.6.	General Provisions.

8.6.1.   Location of Collateral. All tangible items of Collateral, other than Inventory in transit and Inventory having an aggregate Value not to exceed $4,000,000 at any time which is held on consignment, in the possession of Borrowers’ sales representatives, being used at trade shows or for advertising, publicity or similar business purposes or which is being serviced, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon five (5) days’ prior written notice to Agent.

8.6.2.	Insurance of Collateral; Condemnation Proceeds.

(a)        Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts and with endorsements customary and usual for prudent businesses in its industry and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent. Subject to Section 8.6.2(b) below, all proceeds under each policy shall be payable to Agent as its interests may appear. From time to time upon reasonable request, Borrowers shall deliver to Agent copies of its insurance policies and, if applicable, updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as loss payee or additional insured, as appropriate; (ii) requiring 30 days (10 days in the case of nonpayment of premiums) prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii)

specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, upon Agent’s delivery of written notice to Borrowers, Agent shall be authorized to settle, adjust and compromise such claims.

(b)       Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) with respect to, and any awards arising from condemnation of, any Collateral, in each case in excess of $1,000,000, shall be paid to Agent as its interests may appear. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding. Subject to Section 8.6.2(c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Revolver Loans and then to other Obligations.

(c)        If requested by Borrowers in writing within 15 days (or such longer period as Agent may agree) after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists (unless Agent shall otherwise agree); (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) if applicable, replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000 (or such larger amount as Agent may agree).

8.6.3.   Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other reasonable payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.   Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7.      Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes and subject to the terms provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers as provided in Section 3.4:

(a)        Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)	During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

Section 9.	REPRESENTATIONS AND WARRANTIES

9.1.      General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.   Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and (to the extent applicable under the laws of the jurisdiction of its organization) in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and (to the extent applicable under the laws of the jurisdiction in which it is so qualified) in good standing as a foreign corporation or entity in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.   Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of such Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3.   Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.   Capital Structure. Schedule 9.1.4 shows as of the Closing Date, (a) for each Borrower and Subsidiary, its name, its jurisdiction of organization, (b) for each Borrower and Subsidiary other than Group, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests and (c) for each Borrower, its authorized and issued Equity Interests. Each Borrower has good title to its Equity Interests in its wholly owned direct Subsidiaries, subject only to Agent’s Lien and Liens permitted under Section 10.2.2(c), and all such Equity Interests are duly issued (to the extent applicable under the laws of the jurisdiction in which such Subsidiary is organized), fully paid and non-assessable. As of the Closing Date, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney (other than granted hereunder) relating to any Equity Interests of any Borrower or Subsidiary other than Group, except for buy-sell arrangements set forth in the joint venture agreements governing Group’s non-wholly-owned Foreign Subsidiaries.

9.1.5.   Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other principal places of business of Borrowers as of the Closing Date are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Borrower has had any other chief executive office or principal place of business.

9.1.6.   Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged when due all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.7.   Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)        it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)       it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)        it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)       it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)        no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)        no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except for any of the foregoing granted in the Ordinary Course of Business for prompt payment that are reflected in the reports submitted to Agent hereunder; and

(g)       to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8.   Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated (subject, in the case of interim financial statements, to normal year end adjustments and the absence of footnotes). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at the time prepared. Since January 31, 2009, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement, in the light of the circumstances when made, not materially misleading. Each Borrower and Subsidiary is Solvent.

9.1.9.   Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10.  Taxes. Each Borrower and Subsidiary has filed all federal and material state and local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon its income and other material Taxes upon it and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11.  Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.12.  Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without, to any Borrower’s knowledge, conflict with any Intellectual Property rights of others that, individually or cumulatively with all such conflicts against all Obligors, could reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Intellectual Property that, individually or cumulatively with all such Intellectual Property Claims against all Obligors, could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.12, no Borrower or Subsidiary is party to any material License. All issued, registered or pending Intellectual Property owned as of the Closing Date by any Obligor is shown on Schedule 9.1.12.

9.1.13.  Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where such noncompliance or failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except in each case where such failure or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.  Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

                                9.1.15.  Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (ii) no Borrower or Subsidiary has received any Environmental Notice, and (iii) no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16.  Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement which prohibits the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17.  Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations or Properties, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.

9.1.18.  No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract.

9.1.19.	ERISA. Except as disclosed on Schedule 9.1.19:

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the lack or absence of such qualification could not reasonably be expected to have a Material Adverse Effect. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, except where failure to make such a contribution could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)       There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)        Except as could not reasonably be expect to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)       With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices except as could not reasonably be expect to have a Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, except as could not reasonably be expected to have a Material Adverse Effect; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

9.1.20.  Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.1.21.  Labor Relations. Except as described on Schedule 9.1.21, no Borrower or Domestic Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement which has been entered into without Agent’s prior written approval (which approval shall not be unreasonably withheld or delayed). There are no grievances, disputes or controversies with any union or other organization of any Borrower’s or Domestic Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case that could reasonably be expected to have a Material Adverse Effect.

9.1.22.  Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.23.  Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24.  Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans or other extensions of credit hereunder will be used for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors. In the event that any part of the proceeds of the extensions of credit hereunder are used to “purchase” or “carry” any such “margin stock,” Borrowers will provide such documents and information to the Agent as the

Agent reasonably may request in order to evidence that the representations and warranties contained in this Section 9.1.24 remain true and correct in all material respects.

9.2.      Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1.    Affirmative Covenants. Until Full Payment of the Obligations has occurred, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.	Inspections; Appraisals.

(a)        Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower; provided, that the results of inspections, appraisals and reports conducted by a third party on Agent’s behalf may be made available to Borrowers in accordance with the internal policies and procedures of such third party. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)       Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; and (ii) appraisals of Inventory up to two times per Loan Year; provided, however, that, in the event the Consolidated Fixed Charge Coverage Ratio is greater than 1.25 to 1.0 and Availability for the immediately preceding period of ninety (90) consecutive days has been greater than the product of (A) 0.25, multiplied by (B) the lesser of (1) the aggregate amount of Revolver Commitments or (2) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve, each Borrower shall, and shall cause each Subsidiary to, reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) such examinations, up to two times per Loan Year; and (ii) such appraisals up to one time per Loan Year; provided, further, that if an examination or appraisal is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals (i) at any time in its sole discretion in the event that internal transfer pricing increases by more than ten percent (10%), at Borrowers’ expense, and (ii) at any other time in its reasonable determination, nor to use third parties for such purposes.

10.1.2.  Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent for distribution to the Lenders:

(a)        as soon as available, and in any event within 75 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b)       as soon as available, and in any event within 40 days after the end of each Fiscal Quarter (but within 75 days after the last Fiscal Quarter in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)       as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year and 40 days after the last month in the first three (3) Fiscal Quarters), in a format to be mutually agreed, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth (commencing in June 2010) in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)      concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(e)        concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material final reports submitted to Borrowers by their accountants in connection with such financial statements;

(f)        not later than 30 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated and consolidating balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(g)       at Agent’s reasonable request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(h)       promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; promptly after the filing thereof, notice of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority which may be substituted therefor, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(i)        promptly after any Borrower’s becoming aware thereof, the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(j)        such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business; and

(k)       as soon as available, and in any event within 75 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Agent, but only to the extent such financial statements are not consolidated with the financial statements under clause (a) above.

10.1.3.  Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $2,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business, at least 15 days prior to such opening.

10.1.4.  Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of any existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.  Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make, or cause the responsible party to make, appropriate remedial action required by Environmental Laws to address, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.  Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.  Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation and fidelity (crime) insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance at levels and subject to terms substantially consistent, in Agent’s reasonable determination, with those in place at the Closing Date.

10.1.8.  Licenses. Keep each License that applies to any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect, in accordance with the terms and conditions of such License and except pursuant to a breach by the relevant Licensor; promptly notify Agent of any proposed modification to any such License, or entry into any new material License, in each case at least 10 days (or such shorter period as Agent may agree) prior to its effective date (which notice shall include a revised and updated Schedule 9.1.12, in form and content reasonably satisfactory to Agent); pay all Royalties when due unless being Properly Contested; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.< /p>

10.1.9.  Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner reasonably satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the assets of such Person in a manner consistent with Section 7 of this Agreement, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate.

10.1.10. Dormant Subsidiaries. Promptly notify Agent if the dissolution of EWC Marketing Corp., a New Jersey corporation, has not been completed within 180 days (or such longer period as Agent may agree) after the Closing Date and, in such event, cause it to join this Agreement as a borrower and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the assets of such Person in a manner consistent with Section 7 of this Agreement, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem reasonably appropriate.

10.2.    Negative Covenants. Until Full Payment of the Obligations has occurred, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.	Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)	the Obligations;
(b)	Subordinated Debt;
(c)	Permitted Foreign Subsidiary Debt;
(d)	Permitted Purchase Money Debt;

(e)        Borrowed Money (other than the Obligations, Subordinated Debt, Permitted Foreign Subsidiary Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(f)	Bank Product Debt;

(g)       Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed

$10,000,000 in the aggregate at any time;

(h)	Permitted Contingent Obligations;
(i)	Refinancing Debt as long as each Refinancing Condition is satisfied;

(j)        unsecured intercompany Debt in respect of loans permitted by Section 10.2.7;

(k)	Debt that does not constitute Borrowed Money;

(l)        Borrowed Money against the cash surrender value of life insurance policies; and

(m)      Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $10,000,000 in the aggregate at any time.

10.2.2.  Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)	Liens in favor of Agent;
(b)	Purchase Money Liens securing Permitted Purchase Money Debt;
(c)	Liens for Taxes not yet due or being Properly Contested;

(d)       statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not more than 30 days past due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property subject thereto or materially impair operation of the business of any Borrower or Subsidiary;

(e)        Liens incurred on deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, Licenses, contracts (except those relating to Borrowed Money), workmen’s compensation, unemployment, social security or other similar legislation, statutory obligations and other similar obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or arising as a result of progress payments under government contracts;

(f)        Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)       Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h)       easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)        bankers’ Liens, normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)	Liens for permitted Capital Leases;
(k)	carriers’, processors’, warehousemen’s, mechanics’ landlords’, materialmen’s and other similar Liens arising in the Ordinary Course of Business which secure amounts which are not overdue for a period of more than 30 days or are being Properly Contested;

(l)        Liens (other than Liens on Accounts and Inventory) securing liabilities (other than Debt) not to exceed $2,000,000 in the aggregate outstanding at any time;

(m)      possessory Liens of securities intermediaries, commodity intermediaries, brokers and dealers securing obligations incurred in the Ordinary Course of Business;

(n)       Liens on assets of Foreign Subsidiaries to secure permitted Debt and other obligations of Foreign Subsidiaries;

(o)       Liens on equity interests of any joint venture provided under the applicable joint venture agreement;

(p)       Liens securing Debt permitted by Section 10.2.1(g); provided, that such Liens are in existence at the time such Person becomes a Subsidiary and encumber only assets of the Person acquired; and

(q)	existing Liens shown on Schedule 10.2.2.

10.2.3.  Capital Expenditures. At any time prior to the Block Release Date, make Capital Expenditures in excess of (a) $12,000,000 in the aggregate during the Fiscal Year ending January 31, 2010, (b) $18,000,000 in the aggregate during the Fiscal Year ending January 31, 2011, and (c) $18,000,000 in the aggregate during the Fiscal Year ending January 31, 2012; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, such excess may be carried forward to the next Fiscal Year.

10.2.4.  Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments, pro rata Distributions to holders of Equity Interests in non-wholly owned Subsidiaries and the acquisition of Equity Interests of Group in connection with the cashless exercise of stock options, unless, (a) at the time of the declaration and making of any such Distribution, no Event of Default has occurred and is continuing and, (b) upon giving effect to the making of any such Distribution, for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of such Distribution for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable, the Consolidated Fixed Charge Coverage Ratio (including, for this purpose, such proposed Distribution) is greater than 1.25 to 1.0, Domestic EBITDA is greater than $0 and pro forma Availability is greater than the product of (i) 0.25, multiplied by (ii) the lesser of (A) the aggregate amount of Revolver Commitments or (B) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve. Notwithstanding anything to the contrary contained herein, Group may make open market purchases of its own Equity Interests substantially contemporaneously with its receipt of the proceeds of Upstream Payments from its Foreign Subsidiaries, in an amount not to exceed $15,000,000 in the aggregate during the term of this Agreement.

10.2.5.	Restricted Investments. Make any Restricted Investment.

10.2.6.  Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7.  Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the

Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower or Guarantor to another Borrower or Guarantor; (e) intercompany loans by a Foreign Subsidiary to a Borrower or any Subsidiary; and (f) Investments received in satisfaction or partial satisfaction of disputed claims or claims against financially troubled account debtors in the Ordinary Course of Business.

10.2.8.    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) outstanding on the Closing Date prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent). Notwithstanding anything to the contrary contained herein, (a) so long as no Default or Event of Default exists immediately prior and upon giving effect to any such payment, Borrowers and Subsidiaries may make payments with respect to loans incurred in accordance with Section 10.2.7(d) and, (b) so long as no Default or Event of Default exists and Availability is not less than $5,000,000, in each case immediately prior and upon giving effect to any such payment, Borrowers and Subsidiaries may make payments with respect to loans incurred in accordance with Section 10.2.7(e) and Debt permitted under Section 10.2.1(l).

10.2.9.    Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower or to effect a Permitted Acquisition; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization, in each case, without giving Agent not less than 45 days (or such shorter period as Agent may agree) prior written notice thereof. Notwithstanding anything to the contrary contained herein, any Foreign Subsidiary may do any of the foregoing so long as Borrowers provide Agent with written notice promptly thereafter.

10.2.10.  Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except (a) director’s or other similar qualifying shares and (b) to a Borrower or a wholly owned Subsidiary of such Subsidiary.

10.2.11.  Organic Documents. In the case of any Borrower, amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that is adverse in any material respect to the interests of the Agent or the Lenders.

10.2.12.  Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13.  Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.  Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) customary provisions in leases and other contracts restricting assignment thereof; (d) encumbrances or restrictions on the ability of a Subsidiary to make any Upstream Payment under the Loan Documents, under Applicable Law or as in effect on the Closing Date and shown on Schedule 9.1.16, (e) any prohibition or restriction in an agreement to the extent required by Applicable Law, (f) any prohibition or restriction in an agreement binding upon a Subsidiary or any of its Subsidiaries at the time such Subsidiary is acquired by a Borrower or a Subsidiary (other than obligations incurred as consideration in or in contemplation of such acquisition), which prohibition or restriction (i) is not applicable to the Borrowers or their other Subsidiaries or the properties or assets of the Borrowers or their other Subsidiaries and (ii) would not prohibit or restrict such Subsidiary from guarantying the Obligations and granting a Lien on its assets, in each case to the extent required by Section 10.1.9, (g) any prohibition or restriction applicable solely to a Foreign Subsidiary and contained in any agreement governing Debt incurred by such Foreign Subsidiary that is permitted hereunder, (h) prohibitions on the pledge of assets subject to a Lien permitted by Section 10.2.2 to the extent such prohibition applies solely to the assets encumbered by such Lien, and (i) customary provisions of joint venture agreements governing the assets and Equity Interests of the applicable joint venture or any of its Subsidiaries.

10.2.15.  Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.  Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities or business incidental or reasonably related thereto or a reasonable extension thereof.

10.2.17.  Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers and Guarantors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates in the ordinary course of business, reasonably consistent with past practices in all material respects and undertaken in good faith, upon fair and reasonable terms fully disclosed to Agent (upon Agent’s request) and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) indemnification, noncompetition and confidentiality arrangements with employees and directors in the Ordinary Course of Business; (h) transactions solely among Foreign Subsidiaries; (i) loans and advances to officers and employees permitted under this Agreement; (j) Investments permitted under Section 10.2.5; and (k) Distributions permitted under Section 10.2.4.

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date, unless appropriate business reasons or statutory requirements exist therefor and, in the case of any Multiemployer Plan, Borrowers provide Agent with 30 days prior written notice thereof.

10.2.19.  Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, except in respect of paid-in-kind interest, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the cash interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.	Financial Covenants. Until Full Payment of the Obligations occurs, Borrowers shall:

10.3.1.  Minimum EBITDA. Maintain EBITDA at least equal to the amount set forth below for each period set forth below ending during or immediately before any EBITDA Covenant Trigger Period.

Period	EBITDA
Fiscal Quarter ending April 30, 2009	($19,500,000)
Fiscal Quarter ending July 31, 2009	($7,000,000)
Two Fiscal Quarters ending October 31, 2009	$21,500,000
Three Fiscal Quarters ending January 31, 2010	$30,200,000
Four Fiscal Quarters ending April 30, 2010	$20,100,000
Four Fiscal Quarters ending July 31, 2010	$22,300,000
Four Fiscal Quarters ending October 31, 2010	$28,700,000
Four Fiscal Quarters ending January 31, 2011 and the last day of each Fiscal Quarter thereafter	$33,000,000

10.3.2.  Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of four Fiscal Quarters ending during or immediately before any FCCR Covenant Trigger Period.

Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.    Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)        A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)       Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect in any material respect when given or misleading in any material respect in the light of the circumstances when made;

(c)        A Borrower breaches or fails to perform any covenant contained in Section 7.2, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.2 or 10.3;

(d)       An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)        A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)        Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)       Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $3,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)       A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,000,000;

(i)        An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time; any material portion of the Collateral is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor ceases to be Solvent;

(j)        An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)       An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $3,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan where such event has resulted or could reasonably be expected to result in liability of an Obligor to such Multiemployer Plan or PBGC in an aggregate amount in excess of $3,000,000; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which failure has resulted or could reasonably be expected to result in liability of an Obligor to such Multiemployer Plan or PBGC in an aggregate amount in excess of $3,000,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)        An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material portion of the Collateral; or

(m)      A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2.    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)          declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)         terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)        require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)       exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.    License. For the purpose of enabling the Agent to exercise rights and remedies under this Agreement at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property owned by Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit. The foregoing license (i) shall be subject to those exclusive Licenses granted by the Borrowers in effect on the date hereof and those granted by any Borrower hereafter, as permitted under the Loan Documents, to the extent conflicting, (ii) may be exercised, at the option of the Agent, only upon the occurrence and during the continuation of an Event of Default, and (iii) apply to the use of the trademarks owned by the Borrowers in connection with goods and services of similar type and quality to those theretofore sold by such Borrowers under such trademarks.

11.4.    Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations owing to Agent, Issuing Bank, such Lender or such Affiliate, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.	Remedies Cumulative; No Waiver.

11.5.1.  Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2.  Waivers. The failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12.	AGENT
12.1.	Appointment, Authority and Duties of Agent.

12.1.1.  Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2.  Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3.  Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.  Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.	Agreements Regarding Collateral and Field Examination Reports.

12.2.1.  Lien Releases; Care of Collateral. Lenders authorize Agent to release or subordinate any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent permitted by the Loan Documents or by consent of the Required Lenders or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.  Possession of Collateral. Agent and Lenders appoint each other Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender, to the extent such Liens are perfected by possession. If any Lender obtains possession of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.  Reports. Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3.    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4.    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5.    Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6.	Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND

HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7.    Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.	Successor Agent and Co-Agents.

12.8.1.  Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or a U.S.-based Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.  Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lender, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of its Affiliates.

12.10.  Replacement of Certain Lenders. If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (d) requests compensation under Section 3.7, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of such Lender pursuant to Section 5.9, or (e) delivers a notice to Agent claiming that such Lender is unable to extend LIBOR Loans to Borrowers for reasons not generally applicable to the other Lenders, then, in each such case and in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge). Borrowers may, by notice to Agent, request that Agent take the actions set forth in this Section 12.10, but Agent shall have no obligation to act upon any such request at any time.

12.11.	Remittance of Payments and Collections.

12.11.1.    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2.    Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3.    Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.  Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13.  Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent”, “Arranger” or “Manager” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender. Each Person, other than a Lender, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent”, “Arranger” or “Manager” of any type shall not have any right, power, responsibility or duty under any Loan Documents, and shall in no event be deemed to have any fiduciary relationship with any Lender

12.14.  No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. Except as expressly set forth in Section 12.8.1, this Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
13.1.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance withSection 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.	Participations.

13.2.1.  Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements of Section 5.10 asthough it were a Lender; provided, that in no event shall any Participant be entitled to receive any greater amount pursuant to Section 5.9 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

13.2.2.  Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or the stated rate of fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Revolver Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3.  Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.	Assignments.

13.3.1.  Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a

Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.  Registry. The Agent shall, on behalf of the Borrowers, maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

13.3.3.  Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D, together with any consents required, and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder; provided, that no assignee (including an assignee that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 5.9 than that to which the assignor would have been entitled to receive had no such assignment occurred. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

Section 14.	MISCELLANEOUS
14.1.	Consents, Amendments and Waivers.

14.1.1.  Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)        without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)       without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c)        without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d)       without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition, to the extent that any such amendment would have the effect of increasing Availability), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block or increase total Commitments; (vi) release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2.  Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3.  Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

                14.2.    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided, however, that in no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.	Notices and Communications.

14.3.1.  Notice Address. Subject to Section 4.1.4 and 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by nationally recognized overnight delivery service, when duly delivered to the notice address with confirmation of delivery; or (d) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2.  Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.  Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4.    Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable out-of-pocket payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.    Credit Inquiries. Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

14.9.    Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10.  Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11.  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12.  Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary, provided that, in the case of information received from an Obligor or Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13.	Reserved.

14.14.  GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.	Consent to Forum.

14.15.1.  Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16.  Waivers by Borrowers.To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.  Release of Collateral. Upon the written request of Borrower Agent, Agent agrees to release or subordinate any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; or (b) that is the subject of a Permitted Asset Disposition, as reasonably determined by Agent. At the request and sole expense of any Obligor following any such release, Agent shall deliver to such Obligor such documents as such Obligor may reasonably request to evidence such release or subordination and deliver to such Obligor such released Collateral as Agent may hold under the Loan Documents.

14.18.  Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

SECTION 15.	ACKNOWLEDGMENT AND RESTATEMENT

15.1.    Existing Obligations. The parties hereto hereby acknowledge, confirm and agree that Borrowers are indebted to Agent and Secured Parties for (a) Loans (as defined in the Existing Agreement) under the Existing Agreement, as of the close of business on July 16, 2009, in the aggregate principal amount of $40,000,000 and (b) Letters of Credit (as defined in the Existing Agreement) in the aggregate principal amount of $1,493,995.49, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Existing Agreement, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

15.2.    Acknowledgment of Security Interests. Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Secured Parties, has and shall continue to have a security interest in and lien upon the Collateral (as defined in the Existing Agreement) heretofore granted to Agent pursuant to the Existing Agreement to secure the Obligations (as defined in the Existing Agreement), as well as any Collateral granted under this Agreement or under any of the other Loan Documents. The liens and security interests of Agent, for the benefit of Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Loan Documents.

15.3.    Existing Agreement. Borrowers hereby acknowledge, confirm and agree that (a) the Existing Agreement has been duly executed and delivered by Borrowers and is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Existing Agreement constitute the legal, valid and binding obligations of Borrowers enforceable against them in accordance with their respect terms and Borrowers have no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Agreement.

15.4.	Restatement.

15.4.1.  Except as otherwise stated in Section 15.2 and this Section 15.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are hereby amended and restated in their entirety and, as so amended and restated, are replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement, except that nothing herein shall impair or adversely affect the continuation of the liability of Borrowers for the Obligations (as defined in the Existing Agreement) heretofore incurred and the security interests, liens and other interests in the Collateral (as defined in the Existing Agreement) heretofore granted and/or pledged to Agent or any Lender. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations (as defined in the

Existing Agreement) and the other obligations and liabilities of Borrowers evidenced by or arising under the Existing Agreement, and the liens and security interests securing such Obligations (as defined in the Existing Agreement) and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

15.4.2.  The Loans and Letters of Credit outstanding as of the date hereof under the Existing Agreement shall be deemed to be the Loans and Letters of Credit hereunder.

15.5.    Release. Each Borrower, for itself and its successors and assigns, does hereby remise, release, discharge and hold Agent and each Lender, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower or its successors or assigns has had or may now or hereafter claim to have against Agent, each Lender, their respective officers, directors, agents and employees and their respective predecessors, successors and assigns in any way arising on or prior to the date hereof from or connected with the Existing Agreement or the arrangements set forth therein or transactions thereunder up to and including the date hereof.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:
MOVADO GROUP, INC.
By:	/s/ Timothy F. Michno
Title:	General Counsel/Secretary
Address:
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556
	Attn:	Legal Department
	Telecopy:	(201) 267-8050

MOVADO GROUP DELAWARE HOLDINGS CORPORATION
By:	/s/ Timothy F. Michno
Title:	General Counsel/Secretary
Address:
501 Silverside Road
Wilmington, Delaware 19809
	Attn:	Legal Department
	Telecopy:	(302) 798-7428

MOVADO LLC
By:	/s/ Timothy F. Michno
Title:	General Counsel/Secretary
Address:
501 Silverside Road
Wilmington, Delaware 19809
	Attn:	Legal Department
	Telecopy:	(302) 798-7428

MOVADO RETAIL GROUP, INC.
By:	/s/ Timothy F. Michno
Title:	General Counsel/Secretary
Address:
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556
	Attn:	Legal Department
	Telecopy:	(201) 267-8050

Signature Page to Amended and Restated

Loan and Security Agreement

AGENT AND LENDER:
BANK OF AMERICA, N.A., as Agent and a Lender
By:	/s/ Robert Mahoney
Title:	Senior Vice President
Address:
200 Glastonbury Boulevard
Glastonbury, Connecticut 06033
	Attn:	Robert Mahoney
	Telecopy:	(960) 361-6029

Signature Page to Amended and Restated

Loan and Security Agreement

LENDER:
BANK LEUMI USA, as a Lender
By:	/s/ Anthony Tullo
Title:	Vice President
By:	/s/ Eric Halpern
Title:	Senior Vice President
Address:
562 Fifth Avenue
New York, NY 10036
	Attn:	Anthony Tullo
	Telecopy:	(212) 626-1333

Signature Page to Amended and Restated

Loan and Security Agreement